UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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HELIOS & MATHESON NORTH AMERICA INC. (Name of Registrant as Specified in Its Charter)
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April 30, 2007

Dear Shareholder:

You are cordially invited to attend Helios & Matheson North America Inc.’s Annual Meeting on May 23, 2007. The meeting will begin promptly at 10:00 a.m. at the offices of the Company’s counsel, Davis Polk & Wardwell, at 450 Lexington Avenue, New York, New York 10017.

The official Notice of the Annual Meeting of Shareholders, proxy statement, proxy card and return envelope are included with this letter. Also enclosed is the Helios & Matheson North America Inc.’s Annual Report to shareholders for the year ended December 31, 2006. The matters listed in the Notice of the Annual Meeting of Shareholders are described in detail in the proxy statement.

The vote of every shareholder is important. Please review carefully the enclosed materials and then sign, date and promptly mail your proxy. If you sign and return your proxy card without giving any instruction, it will be voted as the Board of Directors recommends.

The Board of Directors and management look forward to greeting those shareholders who are able to attend.

Sincerely, HELIOS & MATHESON NORTH AMERICA INC. /s/ SHMUEL BENTOV Shmuel BenTov, Chairman of the Board, Chief Executive Officer and President

HELIOS & MATHESON NORTH AMERICA INC.
200 PARK AVENUE SOUTH
NEW YORK, NEW YORK 10003

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 23, 2007

To the Shareholders of HELIOS & MATHESON NORTH AMERICA INC.

PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of Helios & Matheson North America Inc. (formerly The A Consulting Team, Inc.) (“Helios & Matheson” or the “Company”) will be held at 10:00 a.m. (local time), on May 23, 2007, at the offices of the Company’s counsel, Davis Polk & Wardwell, at 450 Lexington Avenue, New York, New York 10017 for the following purposes:

1.	To elect the Board of Directors of the Company to serve until the Annual Meeting of Shareholders in 2008 and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Mercadien P.C. as the independent auditors of the Company for the year ending December 31, 2007.

Only shareholders of record at the close of business on April 26, 2007 are entitled to notice of and to vote at this meeting and any adjournment or postponement thereof.

You may vote in person or by proxy. You may cast your vote by signing and dating the enclosed proxy exactly as your name appears thereon and promptly returning in the envelope provided. If you sign and return your proxy card without giving any instruction, it will be voted as the Board of Directors recommends.

You may revoke your proxy by voting in person at the meeting, by written notice to the Secretary, or by executing and delivering a later-dated proxy by mail, prior to the closing of the polls. Attendance at the meeting does not in itself constitute revocation of a proxy. All shares that are entitled to vote and are represented by properly completed proxies timely received and not revoked will be voted as you direct. If you sign and return your proxy card without giving any instruction, it will be voted as the Board of Directors recommends.

You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card promptly. If you sign and return your proxy card without giving any instruction, it will be voted as the Board of Directors recommends. This proxy statement and the accompanying form of proxy, together with the Company’s 2006 Annual Report to shareholders, are being mailed to shareholders on or about May 11, 2007. Your cooperation is appreciated since a majority of the outstanding shares entitled to vote must be represented, either in person or by proxy, to constitute a quorum for the purposes of conducting business at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ Salvatore M. Quadrino
Salvatore M. Quadrino Secretary

New York, New York
April 30, 2007

HELIOS & MATHESON NORTH AMERICA INC.
200 PARK AVENUE SOUTH
NEW YORK, NEW YORK 10003
(212) 979-8228

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 23, 2007

This proxy statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors”) of Helios & Matheson North America Inc., a New York corporation (“Helios & Matheson” or the “Company”), to be voted at its Annual Meeting of Shareholders which will be held at 10:00 a.m. (local time), on May 23, 2007 at the offices of the Company’s counsel, Davis Polk & Wardwell, at 450 Lexington Avenue, New York, New York 10017 and at any postponements or adjournments thereof (the “Annual Meeting”).

At the Annual Meeting, the Company’s shareholders will be asked (i) to elect Messrs. Shmuel BenTov, Rabin Dhoble, Shankar N. Ram, Daniel L. Thomas, Srinivasaiyer Jambunathan, Kishan Grama Ananthram, and Ms. Divya Ramachandran as directors of the Company to serve until the Annual Meeting of Shareholders in 2008 and until their respective successors are duly elected and qualified, and (ii) to ratify the appointment of Mercadien P.C. as the Company’s independent auditors for the year ending December 31, 2007.

This proxy statement and the accompanying form of proxy, together with the Company’s 2006 Annual Report to shareholders, are being mailed to shareholders on or about May 11, 2007.

GENERAL INFORMATION

Solicitation and Voting of Proxies; Revocation; Record Date

PROXY SOLICITATION

Proxies may be solicited by mail, and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers and employees of the Company (without special compensation). Since the Company is making this solicitation the expenses for the preparation of proxy materials and the solicitation of proxies for the Annual Meeting will be paid by the Company. The Company has retained Mellon Investor Services to assist in the solicitation. Expenses for the solicitation are estimated to be approximately $4,200, plus other reasonable expenses.

In accordance with the regulations of the Securities and Exchange Commission, the Company will reimburse, upon request, banks, brokers and other institutions, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of the Company’s Common Stock.

REVOKING YOUR PROXY

A shareholder may revoke a proxy at any time before it is exercised by one of the three following ways:

•
By filing with the Secretary of the Company a written revocation to the attention of Salvatore M. Quadrino, Secretary, Helios & Matheson North America Inc., 77 Brant Avenue, Suite 320, Clark, New Jersey 07066, Telephone: (732) 499-8228. We must receive your written revocation before the time of the Annual Meeting;

•	By submitting a duly executed proxy bearing a later date than your original proxy; or

•
By voting in person at the meeting. However, attending the Annual Meeting will not revoke a proxy; a shareholder who holds shares through a broker or other nominee must bring a legal proxy ballot to the meeting if that shareholder desires to vote at the meeting.

VOTING YOUR SHARES

Shares represented by each properly executed and returned proxy card will be voted (unless earlier revoked) in accordance with the instructions indicated. If no instructions are indicated on the proxy card, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted “FOR” the election of the nominees for director named below and “FOR” the ratification of the Company’s independent auditors.

Under the Company’s By-Laws, the presence at the Annual Meeting, in person or by duly authorized proxy, of the holders of a majority of the total number of outstanding shares of common stock voting as a single class, entitled to vote constitutes a quorum for the transaction of business. Shares of our common stock represented in person or by proxy (regardless of whether the proxy has authority to vote on all matters), as well as abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present at the meeting.

An "abstention" is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote. "Broker non-votes" are shares of voting stock held in record name by brokers and nominees concerning which: (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity or (iii) the record holder has indicated on the proxy or has executed a proxy and otherwise notified us that it does not have authority to vote such shares on that matter.

VOTES REQUIRED FOR APPROVAL

Shares Entitled to Vote. Only holders of record of the Company’s common stock at the close of business on April 26, 2007 (the “Record Date”) are entitled to notice of, to attend and vote at the Annual Meeting with each share entitled to one vote. As of the close of business on April 26, 2007, the Company had 2,388,301 shares of common stock outstanding.

Quorum. New York’s Business Corporation Law and the Company’s By-Laws provide that, a quorum being present, nominees for the office of director are to be elected by a plurality of votes cast at the meeting by holders of shares represented either in person or by proxy entitled to vote in the election. Only shares affirmatively voted in favor of a nominee will be counted toward the achievement of a plurality. Votes withheld (including broker non-votes) are counted as present for the purpose of determining a quorum but are not counted as votes cast in determining a plurality.

Votes Required The votes required on each of the proposals are as follows:

Proposal 1: Election of Directors
The seven nominees for director who receive the most votes will be elected. This is called a “plurality”. If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either for or against the nominee.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the Audit Committee’s selection of the independent registered public accounting firm. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to the Company’s By-Laws, the Board of Directors shall be comprised of not less than three and not more than twelve directors. The exact number of directors shall be set by a resolution of the Board of Directors. On April 25, 2007 the Board of Directors established the size of the Board at seven members effective as of the 2007 Annual Meeting of Shareholders. At each Annual Meeting of Shareholders, directors shall be elected for the ensuing year.

Each director will be elected to serve for a one-year term, unless he/she resigns or is removed before his term expires, or until his replacement is elected and qualified. Each of the nominees listed are currently a member of the Board of Directors and each of them has consented to serve as a director if elected. There is detailed information about each of the nominees available in the section of this proxy statement titled “Nominees Standing for Election”.

If any of the nominees cannot serve for any reason, the Board of Directors may designate a substitute nominee or nominees. If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees. Alternatively, the Board of Directors may also decide to leave the Board seat or seats open until a suitable candidate or candidates are nominated, or it may decide to reduce the size of the Board.

Nominees Standing for Election

The following nominees are standing for election to serve as directors until the Annual Meeting of Shareholders in 2008 and until their respective successors are duly elected and qualified:

Name	Age	Position
Shmuel BenTov	52	Chairman, Chief Executive Officer, President, Director
Rabin K. Dhoble	45	Director
Shankar N. Ram	53	Director
Daniel L. Thomas	57	Director
Shri S. Jambunathan	68	Director
Divya Ramachandran	27	Director
Kishan Grama Ananthram	43	Director

Shmuel BenTov is the founder of Helios & Matheson North America Inc. and has been the Chairman of the Board and Chief Executive Officer of the Company since its establishment in 1983. Mr. BenTov received a B.Sc. in Economics and Computer Science in 1979 from the Bar-Ilan University in Israel. From 1979 to 1983, Mr. BenTov was a consultant Database Administrator and then an Account Manager with Spiridellis & Associates. From 1972 to 1979, Mr. BenTov served with the Israeli Defense Forces as a Programmer, Analyst, Project Manager, Database Administrator and Chief Programmer.

Rabin K. Dhoble has been a director of the company since February 2006.   Mr. Dhoble received his B.A. in Marketing in 1984 from Temple University. Mr. Dhoble is currently the President of Diversified Agency Services Healthcare, Omnicom. Since 1998, he has been a senior executive within the healthcare communications practice of Diversified Agency Services, the specialty communications unit of Omnicom Group.  Mr. Dhoble specializes in the development of business strategies and the management of cross-functional teams that support the global commercialization of biotechnology and pharmaceutical brands.

Shankar N. Ram has been a director of the Company since June 5, 2006. Since October 1995, he has been the President, Chief Executive Officer and Director of Laxmi Group, Inc. (“Laxmi”), a subsidiary of Helios & Matheson Information Technology Ltd., an information technology company that specializes in project management and consulting. He has over 30 years experience in product planning, product support, marketing and management; 25 years of which is in information technology, designing and implementing software solutions for major corporations. He is also the Founder, Director, President and Chief Executive Officer, since September 1987, of Importers Software Services, Inc., an International Trade software solutions company. Since October 2004, he has served as the founder and as a director of Netwin Solutions, Inc., an Enterprise Asset Management solutions company. Since April 2005, he has served as a director of Ignify, Inc., an e-commerce product company.

Daniel L. Thomas has been a director of the Company since June 5, 2006. Mr. Thomas is the Chairman of the Audit Committee, as well as a member of the Compensation Committee. He has over 28 years of public accounting and industry experience. He is currently a partner with Thomas & Associates, a CPA firm, which he started in February 2002. From October 1999 to February 2002 he was the Audit Partner in Charge with Corbin & Wertz, a CPA firm. His experience includes part-time CFO services, fraud prevention and investigation, acquisition consulting, transaction due diligence, internal control review and systems implementation. He is a Certified Public Accountant and a Certified Fraud Examiner. He is the past president of the Orange County Chapter of the Association of Certified Fraud Examiners and he has served on the Board of Directors for the Orange County Head Start program. He is also a Reserve Deputy Sheriff for the Orange County Sheriff’s Department.

Srinivasaiyer Jambunathan has been a director of the Company since August 22, 2006.  Mr. Jambunathan was named Vice Chairman of the Board of Directors on November 8, 2006 and Lead Director on April 25, 2007.  Mr. Jambunathan is the Chairman of the Nominating Committee and the Executive Committee as well as a member of the Audit Committee.  He served as a director of the Bombay Stock Exchange Limited for six years until 2006.  In addition, he served as non-executive Chairman from March 2003 to August 2005.  From March 2005 to August 2005 he also served as non-executive Chairman of the Provogue India Ltd., a men’s designer wear and fashion apparel company.  Since November 2003, he has been a Director of JSW Steel Ltd.  Since January 2001, he has served as non-executive Chairman of First Policy Insurance Pvt. Ltd. He was Chairman of the State Bank of Mauritius from 1996 to 2001.

Divya Ramachandran has been a director of the Company since August 22, 2006. Ms. Ramachandran is a member of the Executive Committee. She is an Associate Vice President at Helios & Matheson Information Technology Ltd., since February 2004, with a focus on mergers and acquisitions. From June 2003 to January 2004, she was Program Director for General Management Programs for The Indian School of Business. From July 2002 to January 2003, she was a Senior Manager, Strategy and Restructuring Cell for Lupin Limited, one of India’s top five pharmaceutical companies. From June 2000 to 2001, she was an associate with Arthur Andersen LLP.

Kishan Grama Ananthram has been a director with the Company since August 22, 2006. Mr. Ananthram has served as the Founder, Chairman, and Chief Executive Officer of IonIdea, Inc., a software product and engineering outsourcing company since January 1994. He has over 20 years of entrepreneurial, management, sales and technology experience. Prior to founding IonIdea, Inc. he held various technical and management positions with NUS, Sprint, GTE, Fannie Mae and Hughes.

Steven S. Mukamal and William Miller, who are currently directors, are not standing for re-election.

Voting Requirements to Adopt the Proposal

The affirmative vote of the holders of a plurality of the outstanding shares of our common stock who are present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve Proposal No. 1.

Recommendation

The Nominating Committee has nominated each of the director nominees set forth in Proposal 1. The Board of Directors recommends that shareholders vote FOR each of the nominees.

CORPORATE GOVERNANCE

Board of Directors Meetings and Committees

During the year ended December 31, 2006, the Board of Directors met ten times, including regular and special meetings. The Board of Directors has an Audit Committee, Compensation Committee, Nominating Committee and an Executive Committee. During 2006, the Audit Committee held six meetings, the Nominating Committee held four meetings and the Compensation Committee held two meetings. In January of 2007, the Executive Committee held its first meeting and was not formally established as a committee appointed by the Board of Directors until March 23, 2007. During 2006, each director attended 75% or more of the aggregate number of meetings of the Board of Directors and committees on which such directors served. Each of the committees of the Board of Directors acts pursuant to a separate written charter adopted by the Board of Directors.

It is anticipated that each member of the Board of Directors will attend annual meetings of the Company’s shareholders. At the Company’s 2006 Annual Meeting of Shareholders, six of the nine directors were in attendance.

Controlled Company

The Board of Directors has determined that Helios & Matheson is a “Controlled Company” for purposes of the NASDAQ listing requirements. A “Controlled Company” is a company of which more than 50% of the voting power is held by an individual, group or another company. Certain NASDAQ requirements do not apply to a “Controlled Company”, including requirements that: (i) a majority of its Board of Directors must be comprised of “independent” directors as defined in NASDAQ’s rules; and (ii) the compensation of officers and the nomination of directors be determined in accordance with specific rules, generally requiring determinations by committees comprised solely of independent directors or in meetings at which only the independent directors are present. The Board of Directors has determined that Helios & Matheson is a “Controlled Company” based on the fact that Helios & Matheson Information Technology, Ltd. (“Helios & Matheson Parent”) holds more than 50% of the voting power of the Company.

Independent Directors

Upon consideration of the criteria and requirements regarding director independence set forth in the National Association of Securities Dealers Rules 4200 and 4350, the Board of Directors has determined that each of Messrs. Mukamal, Miller, Dhoble, Thomas, and Jambunathan meet the independence standards established by the National Association of Securities Dealers. Messrs. Mukamal and Miller are not standing for re-election.

Audit Committee

Audit Committee. The Audit Committee is authorized to engage the Company’s independent auditors and review with such auditors (i) the scope and timing of their audit services and any other services they are asked to perform, (ii) their report on the Company’s financial statements following completion of their audit and (iii) the Company’s policies and procedures with respect to internal accounting and financial controls. From January 1, 2006 through July 3, 2006, the Audit Committee was comprised of Messrs. Miller, Battat and Mukamal. Mr. Battat resigned as a director on July 3, 2006. Mr. Daniel Thomas was appointed to the Audit Committee on July 11, 2006. Mr. Srinivasaiyer Jambunathan was appointed to the Audit Committee on August 22, 2006, replacing Mr. Mukamal. As of April 30, 2007, the Audit Committee is comprised of Messrs. Thomas (Chairman), Miller and Jambunathan. The Board of Directors determined both Mr. Miller and Mr. Thomas qualify as “audit committee financial experts.” The Board of Directors intends that the Audit Committee will be reconstituted at the meeting of the Board of Directors to be held immediately after the Annual Meeting of Shareholders. The Board of Directors has determined that each of the members of the Audit Committee is independent (as independence is defined in Rule 4200(a) (15) of the National Association of Securities Dealers’ listing standards and in Rule 10A-3(b)(i) of the Securities and Exchange Act of 1934, as amended). The Board of Directors adopted a revised written charter for the Audit Committee on February 26, 2003. The Audit Committee Charter is posted at the Company’s website, www.hmna.com, under Corporate — Investors. The Company will provide a copy of the Audit Committee Charter to any person, without charge, upon written request to Mr. Salvatore M. Quadrino, Chief Financial Officer by calling 732-499-8228 or writing to Mr. Quadrino’s attention at Helios & Matheson North America Inc., 77 Brant Avenue, Suite 320, Clark, NJ 07066.

Compensation Committee

Compensation Committee. The Compensation Committee is authorized and empowered to approve appointments and promotions of executive officers of the Company and fix salaries for such officers, provided that all actions of the Compensation Committee must be ratified by the full Board of Directors within six months of the subject action. The Compensation Committee is also authorized to administer the Company’s Amended and Restated 1997 Stock Option and Award Plan provided that any and all awards must be approved by the full Board of Directors. From January 1, 2006 through July 3, 2006, the Compensation Committee was comprised of Messrs. Mukamal (Chairman), Miller and Battat. Mr. Battat resigned as a director on July 3, 2006. Mr. Daniel Thomas was appointed to the Compensation Committee on August 22, 2006. Mr. Rabin Dhoble was appointed to the Compensation Committee on August 22, 2006, replacing Mr. Miller. As of April 30, 2007 the Compensation Committee is comprised of Messrs. Mukamal (Chairman), Thomas and Dhoble. The Board of Directors has determined that each of the members of the Compensation Committee is independent (as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards). As of April 30, 2007, the Compensation Committee does not have a charter. During the year ended December 31, 2006, the Compensation Committee held two meetings. The Board of Directors intends that the Compensation Committee will be reconstituted at the meeting of the Board of Directors to be held immediately after the Annual Meeting of Shareholders.

Nominating Committee

Nominating Committee. On February 26, 2004, the Board of Directors established a Nominating Committee, which is authorized to nominate new candidates to the Board of Directors. From January 1, 2006 through July 3, 2006, the Nominating Committee was comprised of three members, Messrs. Battat (Chairman), Miller and Mukamal. Mr. Battat resigned as a director on July 3, 2006. Mr. Jambunathan was appointed to the Nominating Committee, replacing Mr. Battat as Chairman on August 22, 2006. As of April 30, 2007 the Nominating Committee is comprised of Messrs. Mr. Jambunathan (Chairman), Miller and Mukamal. The Board of Directors has determined that each of the members of the Nominating Committee is independent (as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards). The Nominating Committee Charter is posted at the Company’s website, www.hmna.com, under Corporate — Investors. During the year ended December 31, 2006, the Nominating Committee met four times. The Board of Directors intends that the Nominating Committee will be reconstituted at the meeting of the Board of Directors to be held immediately after the Annual Meeting of Shareholders.

The Nominating Committee receives recommendations for director nominees from a variety of sources, including from shareholders, management, and members of the Board of Directors. Shareholders may recommend any person to be a director of the Company by writing to the Company’s Secretary. Each submission must include (i) a brief description of the candidate, (ii) the candidate’s name, age, business address and residence address, (iii) the candidate’s principal occupation and the number of shares of the Company’s capital stock beneficially owned by the candidate and (iv) any other information that would be required under the SEC rules in a proxy statement listing the candidate as a nominee for director.

The Nominating Committee generally reviews all recommended candidates at the same time, and subjects all candidates to appropriate review criteria. Members of the Board of Directors should be qualified, dedicated, ethical and highly regarded individuals who have experience relevant to the Company’s operations and understand the complexities of the Company’s business environment. The Nominating Committee further develops recommendations regarding the appropriate skills and characteristics required of members of the Board of Directors in the context of the current composition of the Board of Directors, and these recommendations are submitted to the Board of Directors for review and approval. In conducting this assessment, the Nominating Committee considers diversity, experience, skills and such other factors as it deems appropriate, given the current needs of the Board of Directors and its committees. In addition, all members of the Audit Committee must be independent and also satisfy heightened independence and qualification criteria.

Executive Committee

Executive Committee. On January 10, 2007, the Executive Committee held its first meeting and was formally established as a committee appointed by the Board of Directors on March 23, 2007. Initially, the Executive Committee will meet monthly and shall have all the powers of the Board of Directors except as limited by provisions of section 2.12 of the Company’s By-laws, the provisions of section 712 of NY Business Corporation Law and except for the powers that have been delegated to the Audit Committee, the Nominating Committee and the Compensation Committee. The objectives of the Executive Committee are as follows; (i) focus on business development, (ii) assist in formulating business strategies, (iii) monitor progress on a monthly basis (actual vs. planned performance), control over expenditures and when necessary, take appropriate corrective action, (iv) formulate plans for the future such as merger and acquisition strategies, public and investor relations and media road shows and (v) help management improve performance and sanction actions by management to do so.

Other Committees

The Board of Directors may establish additional standing or ad hoc committees from time to time.

Shareholder Communication with the Board

Correspondence from the Company’s shareholders to the Board of Directors or any individual directors or officers should be sent to the Company’s Secretary. Correspondence addressed to either the Board of Directors as a body, or to any director individually, will be sent to the Chairman of the Nominating Committee or to the individual director, as applicable. The Company’s Secretary will regularly provide to the Board of Directors a summary of all such shareholder correspondence that the Secretary receives on behalf of the Board of Directors. The Board of Directors has approved this process for shareholders to send communications to the Board of Directors.

All correspondences should be sent to the Company’s Secretary, Mr. Salvatore M. Quadrino, Helios & Matheson North America Inc., 77 Brant Avenue, Suite 320, Clark, NJ 07066.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Mukamal, Dhoble and Thomas. None of the members of the Compensation Committee has ever been an officer or employee of the Company.

Kishan Grama Ananthram, a member of the Company’s Board of Directors, is the Chief Executive Officer of IonIdea and Mr. Ananthram and his spouse own all of the outstanding capital stock of IonIdea. The Company entered into a professional services agreement with IonIdea. For additional information, please see section Certain Relationships and Related Transactions.

Mr. Shankar Ram, a member of the Company’s Board of Directors, served as President, Chief Executive Officer and director of Laxmi. In 2001, he sold 51% of his interest in Laxmi to Helios & Matheson Parent.

Code of Business Conduct and Ethics

The Board of Directors has adopted a code of ethics designed, in part, to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submit to the Securities and Exchange Commission and in the Company’s other public communications, compliance with applicable governmental laws, rules and regulations, the prompt internal reporting of violations of the code to an appropriate person or persons, as identified in the code and accountability for adherence to the code. The code of ethics applies to all directors, executive officers and employees of the Company. The Company will provide a copy of the code to any person without charge, upon request to Ms. Jeannie Lovastik, Human Resources Generalist by calling 732-499-8228 or writing to Ms. Lovastik’s attention at Helios & Matheson North America Inc., 77 Brant Avenue, Suite 320, Clark, New Jersey, 07066.

The Company intends to disclose any amendments to or waivers of its code of ethics as it applies to directors or executive officers by filing them on Form 8-K.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has recommended to the Board of Directors of the Company the selection of Mercadien, P.C. to be the independent auditors of the Company for the year ending December 31, 2007.

Mercadien, P.C. served as the principal accountant for the Company for the year ending December 31, 2006 and from April 7, 2005 through December 31, 2005. Grant Thornton LLP served as the principal accountant for the Company for the years ending December 31, 2004 and 2003. The Audit Committee of the Board of Directors of the Company dismissed Grant Thornton LLP on April 7, 2005.

Grant Thornton LLP’s reports on the Company’s financial statements for the years ended December 31, 2003 and December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the fiscal years ended December 31, 2003 and December 31, 2004 and through the date of dismissal, there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. During the two years ended December 31, 2003 and December 31, 2004 and through the date of dismissal, there were no reportable events (as defined in Regulation S-K Proposal 304(a)(1)(v)).

The Audit Committee of the Board of Directors of the Company engaged Mercadien, P.C. as the independent auditors of the Company on April 7, 2005. Mercadien, P.C. was not engaged as either the principal accountant to audit the Company’s financial statements or as an independent accountant to audit a significant subsidiary of the Company during the years ended December 31, 2003 and December 31, 2004. In addition, the Company did not consult Mercadien, P.C. regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was either the subject of a disagreement (as defined in Regulation S-K Proposal 304(a)(1)(iv)) or a reportable event (as defined in Regulation S-K Proposal 304(a)(1)(v)).

Audit Fees

For the years ended December 31, 2006 and 2005, the aggregate fees paid or expected to be paid to Mercadien P.C. for the audit of the Company’s financial statements for such years and the review of the Company’s interim financial statements were $139,950 and $143,000, respectively.

During the years ended December 31, 2006 and 2005, there were no fees paid to Grant Thornton LLP for the audit of the Company’s financial statements for such years or the review of the Company’s interim financial statements.

Audit-Related Fees

During the year ended December 31, 2006, there were no audit-related fees paid to Mercadien P.C.

For the year ended December 31, 2005, the Company paid Mercadien P.C. aggregate fees of $3,200 for audit-related services rendered in connection with acquisition activities.

During the years ended December 31, 2006 and 2005, there were no audit-related fees paid to Grant Thornton LLP.

Tax Fees

For the year ended December 31, 2006, the aggregate fees paid or expected to be paid to Mercadien P.C. for tax compliance, tax advice and tax planning services were $19,500.

During the year ended December 31, 2005, there were no tax compliance, tax advice and tax planning service fees paid to Mercadien P.C.

During the year ended December 31, 2006, there were no tax compliance, tax advice and tax planning service fees paid to Grant Thornton LLP.

For the year ended December 31, 2005, the aggregate fees paid or expected to be paid to Grant Thornton LLP for tax compliance, tax advice and tax planning services were $43,000.

All Other Fees

During the years ended December 31, 2006 and 2005, there were no fees paid to Mercadien P.C. for professional services other than audit, audit-related and tax services.

For the years ended December 31, 2006 and 2005, the Company paid Grant Thornton LLP aggregate fees of $25,000 and $45,000 for its consent to the inclusion of the audited financial statements for the years ended December 31, 2004 and 2003, respectively, in the Company’s Form 10-K for the years ended December 31, 2006 and 2005 and Form S-8 dated April 7, 2006.

Audit Committee Policies and Procedures

The Audit Committee reviews the independence of the Company’s auditors on an annual basis and has determined that Mercadien, P.C. is independent. In addition, the Audit Committee pre-approves all work and fees, which are performed by the Company’s independent auditors.

Report of the Audit Committee of the Board of Directors

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2006. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

REVIEW WITH MANAGEMENT. The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

REVIEW AND DISCUSSIONS WITH INDEPENDENT ACCOUNTANTS. The Audit Committee has discussed with Mercadien P.C., the Company’s independent accountants for the fiscal year ended December 31, 2006, the matters required to be discussed by SAS 61 (Communication With Audit Committees), as amended by SAS 90 (Audit Committee Communications) that includes, among other Proposals, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has received from Mercadien P.C. the required written communication, as required by Independence Standards Board Standard No. 1 (that relates to the accountants’ independence from the Company and its related entities).

CONCLUSION. Based on the review and discussions with management and Mercadien P.C. referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report of Form 10-K for the fiscal year ended December 31, 2006.

AUDIT COMMITTEE: Daniel Thomas, Chairman William Miller Srinivasaiyer Jambunathan

Accountants’ Attendance at the Annual Meeting

A representative of Mercadien P.C., the independent accountants of the Company for the year ending December 31, 2006, is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement at the Annual Meeting and is expected to be available to respond to appropriate questions.

Voting Requirements to Adopt the Proposal

The affirmative vote of the holders of a majority of the outstanding shares of our common stock, who are present in person or represented by proxy and entitled to vote at the Annual Meeting, is required to approve Proposal No. 2. Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole right to appoint the Company’s independent auditor and the appointment of the independent auditor is not contingent upon obtaining shareholder approval. However, the Board of Directors is affording the Company’s shareholders the opportunity to express their opinions with regard to the selection of the Company’s auditors for fiscal year 2007. This vote is neither required nor binding, but is being solicited by the Board of Directors in order to determine if the shareholders would approve the Audit Committee’s selection. If this Proposal does not receive the affirmative vote of a majority of the votes cast for this Proposal at the Annual Meeting, in person or by proxy, the Audit Committee will take such vote into consideration in determining whether to retain its independent auditor. Not withstanding its selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company.

Recommendation

The Board of Directors recommends that the shareholders RATIFY the selection of Mercadien P.C. to be the independent auditors of the Company for the year ending December 31, 2007.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 30, 2007, certain information regarding the beneficial ownership of our common stock by (i) each of the Company's directors, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group (iv) each person known by the Company to own beneficially more than 5% of the common stock and (v) each of the Company’s director nominees. As of April 30, 2007, 2,388,301 shares of common stock were outstanding. Unless otherwise indicated in the table below, each person or entity named below has an address in care of the Company's principal office.

	Shares of
	Common Stock
	Beneficially Owned(1)
Name	Number		Percent of Class
Helios & Matheson Information Technology Ltd.	1,244,546	(2)	52%
Shmuel BenTov, President, CEO & Director	11,250	(3)	*
Michael Prude, COO	21,250	(4)	*
Salvatore M. Quadrino, CFO (8)	-		*
Richard Falcone, Former CFO (9)	-		*
William Miller, Director	11,000	(5)	*
Steven Mukamal, Director	22,000	(6)	*
Rabin Dhoble, Director	250	(7)	*
Srinivasaiyer Jambunathan, Director (10)	-		*
Dan Thomas, Director (11)	-		*
Divya Ramachandran, Director (12)	-		*
Kishan Ananthram, Director (13)	-		*
Shankar Ram, Director (14)	-		*
All Directors and Executive Officers as a group (12 Persons)	65,750	(15)	*	%

(1)
As used in the tables above, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed to have "beneficial ownership" of any security that such person has a right to acquire within 60 days of February 28, 2007. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership of such person but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Unless otherwise noted, the Company believes each person listed has the sole power to vote, or direct the voting of, and power to dispose, or direct the disposition of, all such shares. The table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission.

(2)
On March 30, 2006, Helios and Matheson Information Technology Ltd. purchased 1,024,697 shares of the Company's common stock from Mr. BenTov and his family members which represented approximately 43.0% of the Company's outstanding common stock and on September 5, 2006 Helios & Matheson Information Technology Ltd. increased their ownership to approximately 52%. Helios and Matheson Information Technology Ltd. is an information technology services organization and is publicly listed on three stock exchanges in India, the National Stock Exchange (NSE), the Stock Exchange, Mumbai (BSE) and Madras Stock Exchange (MSE). Helios & Matheson Information Technology, Ltd.’s, principal executive offices are located at #9 Nungambakkam High Road, Chennai 600034 India.

(3)
Consists of 11,250 shares of common stock issuable upon exercise of a currently exercisable option(s). Mr. BenTov's address is c/o Helios & Matheson North America Inc., 77 Brant Avenue, Suite 320, Clark, NJ 07066.

(4)
Consists of 21,250 shares of common stock issuable upon exercise of a currently exercisable option(s). Mr. Prude's address is c/o Helios & Matheson North America Inc., 77 Brant Avenue, Suite 320, Clark, NJ 07066.

(5)
Consists of (i) 5,750 shares of common stock held by Mr. Miller and (ii) 5,250 shares of common stock issuable upon exercise of a currently exercisable option(s). Mr. Miller address is c/o Helios & Matheson North America Inc., 77 Brant Avenue, Suite 320, Clark, NJ 07066.

(6)
Consists of (i) 16,000 shares of common stock held by Mr. Mukamal and (ii) 6,000 shares of common stock issuable upon exercise a of currently exercisable option(s). Mr. Mukamal's address is c/o Helios & Matheson North America Inc., 77 Brant Avenue, Suite 320, Clark, NJ 07066.

(7)
Consists of 250 shares of common stock issuable upon exercise of a currently exercisable option(s). Mr. Dhoble's address is c/o Helios & Matheson North America Inc., 77 Brant Avenue, Suite 320, Clark, NJ 07066.

(8)	Mr. Quadrino's address is c/o Helios & Matheson North America Inc., 77 Brant Avenue, Suite 320, Clark, NJ 07066.

(9)	Mr. Falcone’s address is 5 Blossom Hill, Colts Neck, NJ 07722.

(10)	Mr. Jambunathan’s address is c/o Helios & Matheson North America Inc., 77 Brant Avenue, Suite 320, Clark, NJ 07066.

(11)	Mr. Thomas’s address is c/o Helios & Matheson North America Inc., 77 Brant Avenue, Suite 320, Clark, NJ 07066.

(12)	Ms. Ramachandran’s address is c/o Helios & Matheson North America Inc., 77 Brant Avenue, Suite 320, Clark, NJ 07066.

(13)	Mr. Ananthram’s address is c/o Helios & Matheson North America Inc., 77 Brant Avenue, Suite 320, Clark, NJ 07066.

(14)	Mr. Ram's address is c/o Helios & Matheson North America Inc., 77 Brant Avenue, Suite 320, Clark, NJ 07066

(15)	Includes 44,000 shares of common stock that may be acquired upon the exercise of option and shares of common stock that have vested as of April 30, 2007.

*	Indicates less than 1%.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and certain beneficial owners of the Company's equity securities (the "Section 16 Reporting Persons") to file with the SEC reports regarding their ownership and changes in ownership of the Company’s equity securities. The Company believes that, during the fiscal year 2006, its Section 16 Reporting Persons complied with all Section 16(a) filing requirements, except that (i) Helios & Matheson Parent filed one transaction late on a Form 3 filed in 2006, (ii) William Miller reported three transactions late on a Form 4 filed in 2006, (iii) Stephen Mukamal reported one transaction late on a Form 4 filed in 2006, (iv) Kishan Ananthram reported one transaction late on a Form 3 filed in 2006, (v) Rabin Dhoble reported two transactions late, one on a Form 4 filed in 2006 and one on a Form 3 filed in 2006, (vi) Srinivasaiyer Jambunathan reported one transaction late on a Form 3 filed in 2006, (vii) Shankar Ram reported one transaction late on a Form 4 filed in 2006, (viii) Divya Ramachandran reported one transaction late on a Form 3 filed in 2006, (ix) Daniel Thomas reported one transaction late on a Form 4 filed in 2006 and (x) Michael Prude reported one transaction late on a Form 3 filed in 2006. In making this statement, the Company has relied upon examination of the copies of Forms 3, 4 and 5 provided to the Company and the written representations of the Section 16 Reporting Persons.

Certain Relationships and Related Transactions

The Company has a line of credit up to $4.0 million with Keltic Financial Partners, LP (“Keltic”) based on the Company’s eligible accounts receivable balances. Net availability at December 31, 2006 was approximately $2.0 million. The line of credit has certain financial covenants, which the Company must meet on a quarterly basis. There was no outstanding balance at December 31, 2006 or at December 31, 2005. On March 23, 2004, the line of credit was amended and restated to include the following: an extension to June 2007, the removal of the guarantee of the Chief Executive Officer and less restrictive financial covenants. On March 23, 2005, the agreement was restated and amended, again to, among other things, include a waiver to certain financial covenants that the Company failed to comply with in the first quarter ending March 31, 2005. On December 1, 2005, the agreement was further amended to reset the EBITDA covenant effective as of October 1, 2005. On March 28, 2006, the agreement was further amended to allow Mr. Shmuel BenTov, the Company’s Chairman, Chief Executive Officer and President, and his family to sell their stock ownership in the Company to Helios & Matheson Parent and to waive the default provision that required Mr. BenTov’s ownership in the Company’s outstanding shares not to fall below a level of 10%. The Company also failed to comply with the amended EBITDA covenant for the first quarter ending March 31, 2006 and a waiver was obtained from Keltic. The Company was in compliance with the financial covenants for the second, third and fourth quarters ending June 30, September 30 and December 31, 2006, respectively. The line of credit bears interest at a variable rate based on prime plus 1.75% and the rate was 10% at December 31, 2006. The line of credit currently expires on June 27, 2007.

On January 29, 2007, the Company entered into a professional services agreement with IonIdea, Inc. to provide certain professional services and equipment to the Company and its wholly owned subsidiary TACT Global Services Private Limited. Kishan Grama Ananthram, a member of the Company’s Board of Directors, is the Chief Executive Officer of IonIdea and Mr. Ananthram and his spouse own all of the outstanding capital stock of IonIdea. The term of the professional services agreement is effective as of June 27, 2006 and expires on June 30, 2007.

Mr. Shankar Ram, a member of our Board of Directors, served as President, Chief Executive Officer and director of Laxmi. In 2001, he sold 51% of his interest in Laxmi to Helios & Matheson Parent.

The Company presently employs Victoria BenTov, the sister of the Chief Executive Officer and President, as a billable consultant at an annual salary of $81,000. In addition, Ms. BenTov received a bonus of $60,000 in January 2007 for services performed in 2006.

The Company does not have a formal policy as to the approval or ratification of related party transactions. The Board of Directors considers any related party transactions as such transactions arise.

Interests of Certain Persons in Matters to be Acted Upon

As the holder of approximately 52.0% of the Company’s outstanding voting securities, Helios & Matheson Parent will have significant influence on matters requiring stockholder approval, including the election of directors and approval of certain corporate transactions.

Helios & Matheson Parent does not have any contractual rights to appoint directors or officers of the Company or to cause the resignation of any existing Company directors or officers.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following compensation discussion and analysis summarizes the Company’s philosophy and objectives regarding the compensation of its named executive officers, including how the Company determines elements and amounts of executive compensation. The following discussion analysis should be read in connection with the tabular disclosures regarding the compensation of named executive officers in the fiscal year ended December 31, 2006 and the report of the Compensation Committee of the Company’s Board of Directors.

In this section, we will discuss the details of the Company’s compensation program as it relates to the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, including the former Chief Financial Officer. These individuals were the only executive officers of the Company. We will refer to these four persons throughout this discussion with regards to compensation as “named executive officers”.

These named executive officers are deemed to be key employees of the Company and their performance has the potential to substantially impact the short and long term success of the Company. Therefore, the Compensation Committee (“Committee”) was established by the Board of Directors to appoint, promote and administer compensation packages for executive officers of the Company. As per NASDAQ listing standards, the Compensation Committee consists of non-employee directors who are independent.

Compensation Objectives

The Company’s executive officer compensation program is intended to attract and retain highly qualified professionals who will contribute to driving the Company towards meeting its financial and strategic goals. By offering competitive compensation that is equivalent or above industry standards, we seek to promote a long-term commitment to the Company by our executive officers. The Company’s primary goals of the program are to:

•	align long-term interests of our executives with our shareholders;
•	reward individual performance while maintaining cost efficiency;
•	improve overall business performance;
•	and develop a mutually beneficial long term relationship.

The Company accomplishes these objectives through a combination of base salary, long-term incentive compensation (stock options), cash bonuses and perquisites. The Committee uses its discretion in determining compensation levels as there are no set guidelines.

Compensation Process

At the end of each year, the Committee reviews and assesses the effectiveness of the past compensation criteria and approves the policies and plans for the next year. They take into consideration the performance of each of the named executive officers and measure it against the performance level of the Company. The named executive officers from time to time may have meetings with the Committee to discuss their compensation plan and performance. There may be occasions where the Committee requests to meet with the executive officer to gain clarification with regards to certain performance criteria. In determining the amount of compensation for the named executive officers the Committee may seek information from Human Resources on current market evaluations. The Committee makes the final decisions on executive compensation plans.

Primary Elements of Compensation

Our compensation program includes both short and long-term compensation in the form of base salary, long-term incentive compensation (stock options) and cash bonus as detailed below:

Base Salary. The Compensation Committee utilizes its knowledge and general experience of the industry to determine the base salaries for its executive officers. Competitive salary levels are influenced by such factors as professional experience, accomplishments, duties, market comparisons and individual performance. The Company’s named executive officer’s primary source of compensation is derived from base salary. At the expiration of each of the named executive officer’s employment agreement, base salary may be adjusted to reflect individual performance as well as the Company’s current financial position.

Long-Term Incentive Compensation. The Committee in its discretion may award stock options to the Company’s executive officers as a part of their initial compensation plan and upon annual review of their individual performance. The exercise price per share of a stock option is established by the Committee, in its discretion, but may not be less than the fair market value of a share of common stock as of the date of grant. The aggregate fair market value of the shares of common stock with respect to which “incentive” stock options are exercisable for the first time by an individual to whom an “incentive” stock option is granted during any calendar year may not exceed $100,000. During 2006, the Chief Financial Officer was awarded 20,000 stock options as a part of his initial compensation package. Besides the Chief Financial Officer, no other executive officers received any stock option awards for the year ended December 31, 2006.

Cash Bonus. The Committee in its discretion may award cash bonuses to the Company’s executive officers based upon an annual review of the Company’s overall performance, individual performance and available cash resources. There were no cash bonuses awarded to executive officers for the year ended December 31, 2006.

Retirement Plans. The Company’s compensation program includes a tax deferred savings plan. The named executive officers can participate in Helios & Matheson North America Inc.’s 401(k)Tax Deferred Savings Plan (“the 401(k) plan”). For 2006, contributions can be made for up to 70% per pay cycle with an annual cap of $15,000. In addition for those executive officers that may be over the age of 50 a “Catch-Up Deferral” contribution can be made up to but not exceeding $5,000. The Company does not offer a matching contribution for any of its employees including executive officers. The named executive officers participate in the 401(k) plan on the same terms as all other employees.

Perquisites and Other Benefits. In comparison to base salary, perquisites and other benefits represent only a small portion of the named executive officer’s compensation. The primary perquisites are use of a company car or an automobile allowance, paid medical benefits and life insurance. The Committee has approved these other perquisites and benefits as reasonable components of the Company’s executive officer compensation.

Employment Agreements

On December 12, 2005, the Company entered into a new employment agreement with its chief executive officer, Shmuel BenTov (the “2005 BenTov Employment Agreement”). Mr. BenTov's prior employment agreement with Helios & Matheson dated January 2002 expired in accordance with its terms on December 31, 2004. The 2005 BenTov Employment Agreement is effective as of December 1, 2005, and had an initial term of twenty-five months, expiring on December 31, 2007. The Board of Directors approved the extension of the term of the 2005 BenTov Employment Agreement through March 31, 2008. The 2005 BenTov Employment Agreement provides for an increase of $60,000 in initial base salary from $300,000 to $360,000. Mr. BenTov may also be entitled to an annual bonus. The 2005 BenTov Employment Agreement provides that in the event of termination (i) by Helios & Matheson without cause or by Mr. BenTov in the event of a material breach of the employment agreement by Helios & Matheson or a substantial dimunition of his duties, Mr. BenTov will receive a lump sum severance allowance in an amount equal to two times his then annual base salary; (ii) as a result the incapacity or disability of Mr. BenTov, Mr. BenTov would be entitled to receive his then annual base salary during the one year that followed the termination notice; or (iii) as a result of Mr. BenTov's death, Mr. BenTov's estate would be entitled to receive a lump sum payment equal to his then annual base salary. The agreement includes a two-year non-compete covenant commencing on termination of employment.

On April 26, 2006, the Company entered into an employment agreement with Mr. Salvatore M. Quadrino (the “2006 Quadrino Employment Agreement”) whereby Mr. Quadrino is employed as chief financial officer. The 2006 Quadrino Employment Agreement is effective as of May 1, 2006, has a term of two (2) years, and shall automatically renew for subsequent one-year terms, unless and until terminated by either party upon 30 days notice. The 2006 Quadrino Employment Agreement provides Mr. Quadrino with an initial annual base salary of $180,000, a discretionary annual bonus, participation in the Company’s stock option plan with an initial grant of 20,000 options to purchase shares of the Company’s stock and the use of a Company car. The 2006 Quadrino Employment Agreement provides that during the initial term of the Agreement in the event of termination by the Company without cause, death or disability or by Mr. Quadrino for Sufficient Reason, as defined in the Agreement, Mr. Quadrino will receive a severance allowance in an amount equal to twelve (12) months of Mr. Quadrino's then current base salary and all granted options become vested and exercisable. After the initial term of the 2006 Quadrino Agreement in the event of termination by the Company without cause, death or disability or by Mr. Quadrino for Sufficient Reason, as defined in the 2006 Quadrino Agreement, Mr. Quadrino will receive a severance allowance in an amount equal to six (6) months of Mr. Quadrino's then current base salary. The agreement includes a one-year non-compete covenant commencing on termination of employment.

On June 5, 2006, the Board of Directors appointed Mr. Michael Prude, as the Chief Operating Officer of the Company. In 1998, Mr. Prude entered into an employment agreement (the "Prude Employment Agreement") and, in 2005, he entered into a severance agreement (the "Prude Severance Agreement") with the Company. The Prude Employment Agreement is terminable at the will of either Mr. Prude or the Company. The Prude Employment Agreement contains non-competition and non-solicitation covenants, each of which are enforceable for one year after the date on which Mr. Prude's employment with the Company terminates for any reason. Mr. Prude's current annual base salary is $225,000. The Prude Employment Agreement states that Mr. Prude may also be eligible to receive a performance-based bonus as well as stock option awards. The Prude Severance Agreement provides that, in the event the Company terminates Mr. Prude's employment without cause (as defined therein) within the first 18 months of a change in control (as defined therein), then Mr. Prude shall be entitled to a severance payment in an amount equal to 12 months of his then-current base salary.

On December 12, 2005, the Company entered into a new employment agreement with its chief financial officer, Richard D. Falcone (the “2005 Falcone Employment Agreement”). The 2005 Falcone Employment Agreement superseded the Employment Agreement between Helios & Matheson and Mr. Falcone dated effective as of September 11, 2001. The 2005 Falcone Employment is effective as of December 1, 2005, had a term of one (1) year, and shall automatically renew for subsequent one-year terms, unless and until terminated by either party upon 10 days notice. The 2005 Falcone Employment Agreement provides for an increase of $10,000 in initial base salary from $200,000 to $210,000. Mr. Falcone may also be entitled to an annual bonus. The 2005 Falcone Employment Agreement provides that in the event of termination without cause, death or disability, Mr. Falcone will receive a severance allowance in an amount equal to six (6) months of Mr. Falcone’s then current base salary, which represents an increase of an additional three (3) months severance as compared to Mr. Falcone’s prior employment agreement. The 2005 Falcone Employment Agreement also provides that in an event of a change of control or certain other circumstances, Mr. Falcone will receive a severance allowance in an amount equal to twelve (12) months of Mr. Falcone’s then current base salary, which represents an increase of an additional six (6) months severance as compared to Mr. Falcone’s prior agreement. The agreement includes a one-year non-compete covenant commencing on termination of employment. Mr. Falcone terminated employment on February 17, 2006. Mr. Falcone did not receive any benefits under this agreement.

Impact of Tax and Accounting

As a general matter, the Compensation Committee always considers the various tax and accounting implications of compensation vehicles employed by the Company.

Section 162 (m) of the code generally prohibits any publicly held corporation from taking a federal income deduction for compensation paid in excess of $1 million in any taxable year to the Chief Executive Officer and the next four highest compensated officers. Exceptions are available for qualified performance-based compensation, among other things.

When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Statement of Financial Accounting Standards 123R (“FAS 123R”), grants of options, restricted stock, restricted stock units and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For restricted stock, the cost is equal to the fair value of the stock on the date of grant multiplied by the number of shares granted. For options, the cost is equal to the Black-Scholes value on the date of grant multiplied by the number of shares granted. This expense is amortized over the requisite service period, or vesting period of the instruments. Option grants and awards of performance based restricted stock are intended to be performance based under Section 162 (m) of the code.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement or incorporated by reference into the Company’s annual report on Form 10-K.

The Compensation Committee: Steven S. Mukamal, Chairman Daniel Thomas Rabin Dhoble

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION
Executive Officers

Our executive officers, their ages and positions as of April 30, 2007 are:

Name	Age	Position
Shmuel BenTov	52	Chairman, Chief Executive Officer, President, Director
Michael Prude	44	Chief Operating Officer
Salvatore Quadrino	60	Chief Financial Officer

The biography for Messrs. BenTov follows the table listing our directors under “Proposal 1-Election of Directors”. Biographies for our other executive officers are:

Michael Prude has been the Chief Operating Officer of the Company since June 5, 2006. Mr. Prude has been a full-time employee of Helios & Matheson since 1993 and prior to his promotion to Chief Operating Officer, he held various positions within the Company, the last of which was as Chief Technology Officer, pursuant to which he had responsibilities for sales, recruiting and project delivery. Mr. Prude has over 20 years of experience providing business technology solutions to Fortune 1,000 clients. He began his career managing development projects for Long Island Trust Co. and has delivered technology solutions for numerous financial services organizations such as Citibank and Barclays. Prior to joining Helios & Matheson, Mr. Prude formed his own consulting company which provided services to organizations such as Chase Manhattan Bank, First Boston, Manufacturers Hanover Trust and CCH Legal.

Salvatore M. Quadrino has been the Chief Financial Officer of the Company since May 1, 2006 and Secretary since April 26, 2006. From January 2004 through May 1, 2006, Mr. Quadrino served as an independent consultant providing Finance and Accounting solutions to clients as either interim chief financial officer or project manager. From 2002 to 2004, Mr. Quadrino served as Chief Financial Officer for Con Edison Communications, Inc. From 2000 to 2001 Mr. Quadrino served as the Chief Financial Officer for Submit Order Inc. Prior to 2000, Mr. Quadrino served as Chief Financial Officer for Medical Logistics Inc., COVISTA Communications Inc. and Erols Internet, Inc. From 1990 to 1996, Mr. Quadrino was employed by Suburban Propane Partners LP, initially as Chief Financial Officer, then as President and Chief Executive Officer. In the role of President and Chief Executive Officer, Mr. Quadrino led Suburban Propane in its successful initial public offering and listing on the New York Stock Exchange. Mr. Quadrino is a Certified Public Accountant.

Summary Compensation Table for Fiscal 2006

The following table sets forth certain information regarding compensation for services rendered in all capacities during the year ended December 31, 2006 by our named executive officers. Compensation for 2006 includes not only compensation earned in 2006, but in the case of stock option awards, compensation recognized for financial statement reporting purposes with respect to the 2006 fiscal year.

Summary Compensation Table for 2006

Name and Principal Position	Salary		Stock Options (1)		Non-Equity Incentive Plan Compensation	All Other Compensation (2)	Total
Shmuel BenTov
Chairman, Chief Executive Officer and President	$360,000		$-		$-	$21,004	$381,004
Michael Prude
Chief Operating Officer	225,000		-		-	-	225,000
Richard Falcone
Former Chief Financial Officer	35,095	(3)	-	(4)	-	-	35,095
Salvatore M. Quadrino
Chief Financial Officer & Secretary	156,000	(5)	13,022	(6)	-	800	169,822

(1)
This column represents the dollar amount recognized for financial statement reporting purposes under SFAS 123R with respect to fiscal 2006 stock option grants as well as for stock options granted in prior fiscal years, if applicable. The values in this column represent the accounting expense values incurred during the year and may not be equivalent to the actual value recognized by the named executive officer. The assumptions used in calculating these amounts are set forth in Note 1 to the Company’s Financial Statements for the fiscal year ending December 31, 2006 which is located on pages F-11 to F-12 of the Company’s Annual Report of Form 10-K.

(2)	Includes payments with respect to life insurance, health insurance and car allowance.

(3)	Includes base salary of $21,364 and a lump sum payout for vacation of $13,731. Mr. Falcone resigned on February 17, 2006.

(4)	Due to forfeitures, the stock option expense is zero.

(5)	Includes prorated portion ($120,000) from May 1, 2006 through December 31, 2006 of an annual salary of $180,000 and consulting fees of $36,000 for work performed during March and April of 2006.

(6)	Represents SFAS 123R financial statement expense relating to charges incurred during 2006 for 20,000 options to purchase shares of the Company's common stock granted on May 1, 2006.

Grants of Plan-Based Awards for 2006

Name	Grant Date	Threshold	Target	Maximum	All Other Option Awards: Number of Shares of Stock Underlying Options(1)	Grant Date fair Value of Stock Awards	Grant Price of Option Awards ($/sh)
Salvatore M. Quadrino	5/1/2006	-	-	-	20,000	$116,400	$5.82

(1)
The amounts shown in the column entitled “All Other Option Awards: Number of Securities Underlying Options” reflect the number of shares of stock granted to each named executive officer in the form of a non-qualified stock option grant. Mr. Quadrino was the only named executive officer to receive a grant during 2006. The options granted to him were subject to vesting over 4 years from the date of grant and had a maximum ten year term. In the event of a termination of Mr. Quadrino without cause or his termination with Sufficient Reason, he will be entitled to additional vesting as described above in “Employment Agreements" in the "Compensation Discussion and Analysis"

Option Exercises Table

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Richard Falcone	20,000	$61,055

Outstanding Equity Awards at Fiscal Year End for 2006

The following table provides certain information about all equity compensation awards held by the named executive officers as of December 31, 2006.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Not Vested (a)	Option Exercise Price	Option Expiration Date

Shmuel BenTov	7,500	-	$15.50	12/1/2009
	3,750	3,750	5.90	12/7/2009

Michael Prude	3,750	3,750	$3.36	3/31/2009
	3,750	3,750	5.90	12/7/2009
	1,875	-	1.20	12/15/2011
	10,000	-	1.41	10/9/2012

Richard Falcone	-	-	-	-

Salvatore M. Quadrino	-	20,000	-	-

(a) Option Awards Vest as follows:

	Vesting Date

	Mar. 31,	May 1,	Dec. 7,	Mar. 31,	May 1,	Dec. 7,	May 1,	May 1,
Name	2007	2007	2007	2008	2008	2008	2009	2010
Shmuel BenTov	-	-	1,875	-	-	1,875	-	-
Michael Prude	1,875	-	1,875	1,875	-	1,875	-	-
Richard Falcone	-	-	-	-	-	-	-	-
Salvatore M. Quadrino	-	5,000	-	-	5,000	-	5,000	5,000

Potential Post-Employment Payments and Benefits

The following table sets forth the potential payments if termination of employment or a change in control for each named executive officer had occurred on December 31, 2006. The values in this table reflect estimated payments associated with various termination scenarios, assuming a stock price of $3.18 (based on the closing price of the Company’s common stock as of December 31, 2006 except where otherwise noted) and including all outstanding grants through the assumed termination date of December 31, 2006. Actual value will vary based on changes in the Company’s common stock price. Richard Falcone, who terminated employment on February 17, 2006, had certain rights to severance payments under an employment agreement, dated December 12, 2005, as described in “Employment Agreements” under the “Compensation Discussion and Analysis.” Mr. Falcone did not receive any severance payments.

	Termination	Termination with
Benefits and Payments	without cause or	cause or for	Change in	Death or
upon Termination	for good reason(a)	good reason	control	Disability
Shmuel BenTov
Severance payment	$720,000	$-	$-	$360,000
Total	$720,000	$-	$-	$360,000

Michael Prude
Severance payment	$-	$-	$225,000	$-
Total	$-	$-	$225,000	$-

Salvatore M. Quadrino
Severance payment	$180,000	$-	$180,000	$-
Stock options (b)	-	-	-	-
Total	$180,000	$-	$180,000	$-

(a)
The amounts set forth under “Termination Without Cause or Good Reason” represent amounts to severance that Mr. BenTov and Mr. Quadrino would have under employment agreements discussed in more detail in “Employment Agreements” under the “Compensation Discussion and Analysis.” In addition, upon termination without cause or good reason, Mr. BenTov would be entitled to continue to receive certain deferred and earn-out payments under the Stock Purchase Agreement signed March 30, 2006 which would otherwise be forfeited as described in our Statement on Form 8-K filed with the SEC on April 3, 2006.

(b)
In accordance with the employment agreement, 20,000 stock options with a grant price of $5.82 become immediately vested and exercisable since the Company’s stock price was below the grant price on December 31, 2006.

The 2005 BenTov Employment Agreement provides that in the event of termination (i) by Helios & Matheson without cause or by Mr. BenTov in the event of a material breach of the employment agreement by Helios & Matheson or a substantial dimunition of his duties, Mr. BenTov will receive a lump sum severance allowance in an amount equal to two times his then annual base salary; (ii) as a result the incapacity or disability of Mr. BenTov, Mr. BenTov would be entitled to receive his then annual base salary during the one year that followed the termination notice; or (iii) as a result of Mr. BenTov's death, Mr. BenTov's estate would be entitled to receive a lump sum payment equal to his then annual base salary.

The 2006 Quadrino Employment Agreement provides that during the initial term of the Agreement in the event of termination by the Company without cause, death or disability or by Mr. Quadrino for Sufficient Reason, as defined in the Agreement, Mr. Quadrino will receive a severance allowance in an amount equal to twelve (12) months of Mr. Quadrino's then current base salary and all granted options become vested and exercisable. After the initial term of the 2006 Quadrino Agreement in the event of termination by the Company without cause, death or disability or by Mr. Quadrino for Sufficient Reason, as defined in the 2006 Quadrino Agreement, Mr. Quadrino will receive a severance allowance in an amount equal to six (6) months of Mr. Quadrino's then current base salary.

The Prude Severance Agreement provides that, in the event the Company terminates Mr. Prude's employment without cause (as defined therein) within the first 18 months of a change in control (as defined therein), then Mr. Prude shall be entitled to a severance payment in an amount equal to 12 months of his then-current base salary.

The 2005 Falcone Employment Agreement provides that in the event of termination without cause, death or disability, Mr. Falcone will receive a severance allowance in an amount equal to six (6) months of Mr Falcone’s then current base salary, which represents an increase of an additional three (3) months severance as compared to Mr. Falcone’s prior employment agreement. The 2005 Falcone Employment Agreement also provides that in an event of a change of control or certain other circumstances, Mr. Falcone will receive a severance allowance in an amount equal to twelve (12) months of Mr. Falcone’s then current base salary, which represents an increase of an additional six (6) months severance as compared to Mr. Falcone’s prior agreement.

Equity Compensation Plan Information

The equity compensation plan information as of December 31, 2006 was as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2006	Weighted-average exercise price of outstanding options, warrants and rights as of December 31, 2006
Number of securities remaining available for future issuance under equity compensation plans (Excluding securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2006)

Equity Compensation plans
approved by security holders	189,906	$4.76	248,626
Equity Compensation plans not
approved by security holders	-	-	-
Total	189,906	$4.76	248,626

Director Compensation

The following table sets forth certain information regarding compensation for services rendered by our non-employee directors during the year ended December 31, 2006.

Name (a)	Fees Earned or Paid in Cash	Stock Awards (b)	All Other Compensation	Total
Steven Mukamal	12,000	-	-	12,000
William Miller	12,000	-	-	12,000
Rob Dhoble	12,000	-	-	12,000
Shankar Ram	7,000	-	-	7,000
Dan Thomas	7,000	-	-	7,000
Srinivasaiyer Jambunathan	4,000	-	-	4,000
Divya Ramachandran	4,000	-	-	4,000
Kishan Ananthram	4,000	-	-	4,000

(a)	Compensation for Shmuel BenTov, our Chairman of the Board, President and Chief Executive Officer, is reported in the Summary Compensation Table included in this Proxy Statement.

(b)	There were no stock awards made in 2006.

Name (c)	Outstanding Stock Options	Outstanding Stock Awards	Grant Value (d)
Steven Mukamal	250	-	228
William Miller	250	-	228
Rob Dhoble	500	-	973
Shankar Ram	500	-	668
Dan Thomas	500	-	668
Srinivasaiyer Jambunathan	250	-	228
Divya Ramachandran	250	-	228
Kishan Ananthram	250	-	228

(c)
On March 23, 2006, the Board adopted and approved amendments to the Company’s Amended and Restated 1997 Stock Option and Award Plan (the “Plan”) to eliminate Section 9.1.1 of the Plan, which granted to each new non-employee director who first becomes a non-employee director after the effective date of the Plan, an option to purchase 250 shares of the Company’s common stock (the “Shares”), and Section 9.1.2 of the Plan, which granted each non-employee director who was re-elected as a non-employee director of the Company, an option to purchase 250 Shares upon re-election. The following table shows the number of stock options and stock awards held by each director as of December 31, 2006.

(d)	Represents the FAS123R expense.

On March 23, 2007, the Board approved an increase in non-employee Directors’ compensation from $3,000 per quarter to $6,000 per quarter, effective as of the first quarter of 2007. Each director is reimbursed for travel and other reasonable expenses relating to the business of the Company.

SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, proposals by Shareholders that are intended for inclusion in our proxy statement and proxy card and to be presented at our 2008 annual meeting must be received by us no later than the close of business on December 29, 2007 in order to be considered for inclusion in our proxy materials relating to the next annual meeting. Such proposals shall be addressed to our secretary at our corporate headquarters and may be included in next year's annual meeting proxy materials if they comply with rules and regulations of the Securities and Exchange Commission (“SEC”) governing stockholder proposals.

For any proposal that is not submitted for inclusion in our proxy statement, but is instead sought to be presented directly at the 2008 annual meeting, SEC rules permit management to vote proxies in its discretion if the Company (i) receives notice of the proposal no later than the close of business on March 27, 2008 and advises shareholders in the 2008 proxy statement about the nature of the matter and how management intends to vote on such matter; or (ii) does not receive notice of the proposal by the close of business on March 27, 2008.

OTHER BUSINESS

The Board of Directors of the Company is not aware of any other matters to come before the Annual Meeting. If any other matter should come before the meeting, the persons named in the enclosed proxy intend to vote the proxy according to their best judgment.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3 (e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to Helios & Matheson North America Inc., Attn: Salvatore M. Quadrino, 77 Brant Avenue, Suite 320, Clark, New Jersey 07066, (732) 499-8228. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the prior sentence.

A COPY OF THE 2006 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS PROXY STATEMENT. A COPY OF THE COMPANY’S FORM 10-K REPORT FOR FISCAL YEAR 2006, AS AMENDED, INCLUDING EXHIBITS, CONTAINING INFORMATION ON OPERATIONS AND THE COMPANY’S FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE UPON WRITTEN REQUEST WITHOUT CHARGE FOR REQUESTORS WHO INCLUDE IN THEIR WRITTEN REQUEST A GOOD FAITH REPRESENTATION THAT, AS OF APRIL 26, 2007, SUCH REQUESTOR WAS A BENEFICIAL OWNER OF THE COMPANY’S COMMON STOCK. PLEASE WRITE TO:

HELIOS & MATHESON NORTH AMERICA INC.
77 BRANT AVENUE
SUITE 320
CLARK, NJ 07066
ATTENTION: SALVATORE M. QUADRINO, SECRETARY

COPIES MAY ALSO BE OBTAINED WITHOUT CHARGE THROUGH THE SEC’S WORLD WIDE WEB SITE AT http://www.sec.gov